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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K



                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):   April 13, 2006
                                                       --------------------


                              CHENIERE ENERGY, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                       1-16383              95-4352386
(State or other jurisdiction of          (Commission          (I.R.S. Employer
 incorporation or organization)          File Number)        Identification No.)

                 717 Texas Avenue
                    Suite 3100
                  Houston, Texas                                   77002
     (Address of principal executive offices)                    (Zip Code)


       Registrant's telephone number, including area code: (713) 659-1361


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange
     Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.   Entry into a Material Definitive Agreement.

     On April 13, 2006, Corpus Christi LNG, LLC (Corpus Christi LNG), a wholly-owned subsidiary of Cheniere Energy, Inc. (Company), entered into an Engineering, Procurement and Construction Services Agreement for Preliminary Work (EPCS Agreement) with La Quinta LNG Partners, LP (La Quinta). La Quinta is a limited partnership whose general partners are Zachry Construction Corporation and AMEC E&C Services, Inc. Under the terms of the EPCS Agreement, La Quinta will provide Corpus Christi LNG with certain preliminary design, engineering and site preparation work on a reimbursable basis in connection with preparing the site of the liquefied natural gas (LNG) receiving terminal being developed by Corpus Christi LNG near Corpus Christi, Texas. Payments anticipated to be made by Corpus Christi LNG to La Quinta for work performed under EPCS Agreement are not expected to exceed $50 million.

     The following description of the EPCS Agreement is not complete and is qualified in its entirety by reference to the EPCS Agreement.

     SCOPE OF WORK

     The work to be performed by La Quinta is limited in scope and will include certain preliminary design, engineering, procurement, pipeline dismantlement, removal and construction, road construction and site preparation work in connection with the Corpus Christi LNG receiving terminal in accordance with the requirements of the EPCS Agreement. La Quinta is required to perform its work in accordance with good engineering and construction practices and applicable laws, codes and standards.

     COMMENCEMENT OF WORK

     La Quinta will commence performance of the work under the EPCS Agreement upon the execution of a mutually agreeable work order. The parties agree to execute the first work order within seven days.

     CHANGE ORDERS

     Changes may be made to the scope of work of any work order by a mutually accepted change order.

     PAYMENT FOR WORK

     Payments under the EPCS Agreement will be made in accordance with the payment schedule set out in the EPCS Agreement.

     WARRANTY

     La Quinta warrants that:

o the equipment required for the Corpus Christi LNG receiving terminal will be of new and of good quality;

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o the work and the equipment will meet the requirements of the EPCS Agreement and related work orders and change orders, including good engineering and construction practices and applicable laws, codes and standards; and

o the work and the equipment will be free from encumbrances to title.

     Until 18 months after completion, La Quinta will be liable to promptly correct any work that is found defective.

     TERMINATION RIGHTS

     In the event of an uncured default by La Quinta, Corpus Christi LNG may terminate the EPCS Agreement and take any of the following actions:

o take possession of the construction equipment, work product and copies of work specific books and records;

o take assignment of any or all of the subcontracts; and/or

o complete the work.

Following any such termination, La Quinta shall reimburse Corpus Christi LNG for any payments made to La Quinta for work that La Quinta did not perform prior to the termination date.

     Corpus Christi LNG also has the right to terminate all or a portion of the work under the EPCS Agreement for its convenience. In the event of any such termination for convenience, La Quinta would be paid the portion of the contract price for the work performed prior to the termination date and actual costs reasonably incurred by La Quinta on account of such termination, less that portion of the contract price paid previously to La Quinta. La Quinta is not entitled to receive any amount for unabsorbed overhead, contingency, risk or anticipatory profits.

     Corpus Christi LNG may, upon 30-days' written notice to La Quinta, suspend all or any part of the work under the EPCS Agreement. In the event Corpus Christi LNG suspends the entire work under the EPCS Agreement for a period exceeding 120 days, La Quinta would be permitted to terminate the EPCS Agreement. In the event of any such termination, La Quinta would be entitled to the compensation described above with respect to any termination for convenience. La Quinta may also suspend or terminate the EPCS Agreement upon the occurrence of certain other events.

     EXCUSABLE DELAY

     If La Quinta experiences an excusable delay which prevents its performance of any work under the EPCS Agreement or causes it to suspend its performance of any such work, such suspension will not be considered a default under the EPCS Agreement, so long as La Quinta uses all reasonable efforts to (i) mitigate the effects of such excusable delay and (ii) recommence such affected work. An excusable delay generally means any act or event that:

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o is beyond the reasonable control of the affected party, not due to its fault or negligence; and

o could not have been prevented or avoided by the affected party through the exercise of due diligence.


Item 9.01.   Financial Statements and Exhibits.

             None.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        CHENIERE ENERGY, INC.


     Date:  April 13, 2006              By:    /s/ Don A. Turkleson
                                               --------------------
                                        Name:  Don A. Turkleson
                                        Title: Senior Vice President
                                               and Chief Financial Officer